EXHIBIT B-3

AMENDMENT NO. 1

TO FISCAL AGENCY AGREEMENT

AMENDMENT NO. 1, dated as of June 25, 2004 (this “Amendment”), to the Fiscal Agency Agreement (the “Fiscal Agency Agreement”), dated as of February 15, 1991, between THE KOREA DEVELOPMENT BANK, a statutory juridical entity established under The Korea Development Bank Act of 1953, as amended, in The Republic of Korea (the “Issuer”), and THE BANK OF NEW YORK, a banking corporation organized under the laws of New York, as Fiscal Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Fiscal Agency Agreement.

RECITALS

WHEREAS, clause (v) of the last sentence of Section 12(b) of the Fiscal Agency Agreement provides that the Issuer and the Fiscal Agent may, without the vote or consent of any holder of Securities of any Series, amend the Fiscal Agency Agreement or the Securities of such Series in any manner which shall not be inconsistent with the provisions of the Securities of such Series and shall not adversely affect the interest of any holder of Securities of any Series; and

WHEREAS, the Issuer has requested and the Fiscal Agent has agreed, consistent with such clause 12(b)(v), to amend the Fiscal Agency Agreement;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1. Scope of Amendment. The provisions of this Amendment shall apply (i) retroactively to all Securities previously issued by the Issuer under the Fiscal Agency Agreement, as well as (ii) to any Securities to be issued by the Issuer in the future under the Fiscal Agency Agreement, as amended by this Amendment.

SECTION 2. Amendment to Section 4, Payment and Cancellation. The first sentence of Section 4(a) of the Fiscal Agency Agreement is hereby amended to read as follows:

“Subject to the following provisions, the Issuer shall provide to the Fiscal Agent in funds available on or prior to 10:00 A.M., New York time, on each date on which a payment of principal of (or premium, if any) or any interest on the Securities of a Series shall become due, as set forth in the text of the Securities of such Series, such amount, in such coin or currency, as is necessary to make such payment, and the Issuer hereby authorizes and directs the Fiscal Agent from funds so provided to it to make or cause to be made payment of the principal of (and premium, if any) and any interest on the Securities of such Series as set forth herein and in the text of said Securities.”

SECTION 3. Effectiveness. This Amendment shall become effective as of the date hereof upon execution by the parties hereto.

SECTION 4. Applicable Law. Except as otherwise provided by applicable mandatory provisions of law and except with respect to authorization and execution by the Issuer, this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America.

SECTION 5. Counterparts. This Amendment may be executed in one or more counterparts, and by each party separately on a separate counterpart, and each such counterpart when executed and delivered shall be deemed to be an original. Such counterparts shall together constitute one and the same instrument.

SECTION 6. Amendment. Except as specifically amended or modified hereby, the Fiscal Agency Agreement shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Fiscal Agency Agreement shall, on and after the date hereof, be deemed to refer to the Fiscal Agency Agreement as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized representatives, all as of the date first above written.

THE KOREA DEVELOPMENT BANK, as Issuer

By	/s/ Bong-Sik Choi
Name:	Bong-Sik Choi
Title:	Head of Global Funding Team

THE BANK OF NEW YORK, as Fiscal Agent

By	/s/ Vanessa Loh
Name:	Vanessa Loh
Title:	Assistant Vice President